Exhibit 99-1

Plymouth Industrial REIT Closes New Credit Facility with Lower Borrowing Costs, Expanded Capacity and Greater Flexibility

BOSTON—(August 7, 2019) Plymouth Industrial REIT, Inc. (NYSE American: PLYM) announced that it has entered into a new $100 million senior secured revolving credit facility, providing expanded line capacity, lower borrowing costs and greater capital structure flexibility. The credit facility replaces an existing $45 million facility that was set to expire in August 2020.

The new revolving credit facility has an accordion feature enabling the Company to increase the total borrowing capacity under the credit facility up to $200 million, subject to certain conditions. The new credit facility matures in August 2023 and has two, six-month extension options, subject to certain conditions. Amounts outstanding under the facility bear interest at LIBOR plus a margin between 200 to 250 basis points (previously set at 250 to 300 basis points), depending on the Company’s leverage.

KeyBanc Capital Markets, as Lead Arranger, arranged the new facility. Syndicate lenders included Barclays Bank PLC and CapOne National Association with KeyBank National Association serving as administrative agent.

Jeff Witherell, Chairman and Chief Executive Officer of Plymouth Industrial REIT, noted, “We are pleased to work with the bank syndicate to substantially increase our line capacity while at the same time lowering our borrowing costs and extending the maturity. We believe the increased flexibility will enhance our continued execution of new growth opportunities.”

About Plymouth

Plymouth Industrial REIT, Inc. is a vertically integrated and self-managed real estate investment trust focused on the acquisition and operation of single and multi-tenant industrial properties located in secondary and select primary markets across the United States. The Company seeks to acquire properties that provide income and growth that enable the Company to leverage its real estate operating expertise to enhance shareholder value through active asset management, prudent property re-positioning and disciplined capital deployment.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statement, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Contact:
Tripp Sullivan
SCR Partners
(615) 760-1104
TSullivan@scr-ir.com